Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

FB FRANKLIN ADVISOR, LLC

AND

GSO DEBT FUNDS MANAGEMENT, LLC

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this 3rd day of April 2008, by and between FB FRANKLIN ADVISOR, LLC, a Delaware limited liability company (the “Adviser”) and GSO DEBT FUNDS MANAGEMENT, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser has been retained to act as the investment adviser to Franklin Square Investment Corporation (the “BDC”), a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory and Administrative Services Agreement dated February 12, 2008 (the “Advisory Agreement”); and

WHEREAS, Section 1(f) of the Advisory Agreement permits the Adviser, subject to the supervision and direction of the BDC’s board of directors (the “Board”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Sub-Adviser.

(a) Retention of Sub-Adviser. The Adviser hereby employs the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of the assets of the BDC, subject to the terms set forth herein and subject to the supervision of the Board.

(b) Responsibilities of Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	make recommendations to the Adviser as to the composition and allocation of the portfolio of the BDC, the nature and timing of the changes therein and the manner of implementing such changes, including recommendations as to the specific securities and other assets to be purchased, retained, or sold by the BDC;

(ii)	assist the Adviser in identifying, evaluating and negotiating the structure of the investments made by the BDC;

(iii)	assist the Adviser in monitoring and servicing the BDC’s investments;

(iv)	assist the Adviser in performing due diligence on prospective portfolio companies; and

(v)	provide the Adviser with such other research and related services as the Adviser may, from time to time, reasonably require for the Adviser to manage the BDC.

Notwithstanding the foregoing, however, all investment decisions will ultimately be the responsibility of the Adviser. Furthermore, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the BDC, including, but not limited to, administrative (such as valuation-related services), management or other similar services.

(c) Acceptance of Employment. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Portfolio’s investment objectives, policies and restrictions as set forth in the BDC’s current registration statement; (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i) or (ii) above and shall notify the Sub-Adviser in writing of changes to (iii) above promptly after it becomes aware of such changes. In no event shall the Sub-Adviser be held responsible for failing to comply with any of (i), (ii) or (iii) unless it had previously received the notification in the foregoing sentence.

(d) Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the BDC in any way or otherwise be deemed an agent of the Adviser or the BDC.

2.	Expenses.

Except as provided below in this Section 2, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the BDC in fulfilling the Sub-Adviser’s obligations hereunder.

During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates. The Adviser shall cause the Sub-Adviser to be reimbursed by the BDC or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the BDC or the Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections 2(b) and 2(c) of the Advisory Agreement had such expenses been incurred by the Adviser. The Sub-Adviser shall maintain and supply to the BDC and the Adviser as they may reasonably request, records of all such expenses.

3.	Compensation.

In consideration for the Sub-Adviser’s services hereunder, with respect to each Term Year (as defined below), the Adviser shall pay the Sub-Adviser the fee described below, payable quarterly in arrears (within 10 days of when fees are paid to the Adviser):

(a) With respect to the first $500,000 of fees (including without limitation the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement) payable to the Adviser pursuant to the Advisory Agreement during a Term Year, the Sub-Adviser shall receive $0;

(b) With respect to the next $750,000 of fees (including without limitation the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement) payable to the Adviser pursuant to the Advisory Agreement during a Term Year, the Sub-Adviser shall be entitled to receive $750,000; and

(c) With respect to any fees(including without limitation the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement) payable to the Adviser pursuant to the Advisory Agreement during a Term Year in excess of $1,250,000, the Sub-Adviser shall be entitled to receive 50% of any such amounts.

(d) In the event that this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Adviser during the Term Year in which such termination occurs, the advisory fees payable to the Adviser shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

(e) In the event this Agreement is terminated other than at the end of a Term Year, all dollar amounts referenced in this Section 3 (i.e., $500,000, $750,000 and $1,250,000) shall be reduced pro-rata based on the number of remaining calendar days in such Term Year in which the Agreement is terminated.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 8 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.	Representations and Warranties of the Sub-Adviser.

The Sub-Adviser represents and warrants to the Adviser and the BDC as follows:

(a) The Sub-Adviser shall be registered as an investment adviser under the Advisers Act as of the date the BDC commences investment operations and shall maintain such registration;

(b) The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action the part of its board of directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d) The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser will promptly provide the Adviser and the BDC with a complete copy of all subsequent amendments to its Form ADV.

(e) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the BDC with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a senior managing director or managing director of the Sub-Adviser shall certify to the Adviser or the BDC that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Adviser or the BDC, the Sub-Adviser shall permit representatives of the Adviser or the BDC to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

(f) The Sub-Adviser shall comply with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act.

5.	Representations and Warranties of the Adviser.

The Adviser represents and warrants to the Sub-Adviser and the BDC as follows:

(a) The Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration;

(b) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(e) The Adviser and the BDC have duly entered into the Advisory Agreement pursuant to which the BDC authorized the Adviser to enter into this Agreement.

(f) The Adviser shall comply with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act.

6.	Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 4 and 5, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

7.	Liability and Indemnification.

(a) The duties of the Sub-Adviser shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for any loss arising out of any instrument hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Section 7, the term “Sub-Adviser” shall include, without limitation, its general partner, officers, employees and other agents of the Sub-Adviser as well as that entity itself).

(b) The Sub-Adviser shall indemnify the Adviser and the BDC, and their respective affiliates and controlling persons, for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the BDC or their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c) The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement, or violation of applicable law, including, without limitation, federal and state securities laws.

8.	Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the date that the BDC meets the minimum offering requirement, as such term is defined in the prospectus contained in the BDC’s registration statement on Form N-2 as declared effective by the SEC (the “Effective Date”). This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the BDC and (ii) the vote of a majority of the BDC’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the Adviser, if the Board or a majority of the outstanding voting securities of the BDC determine that this Agreement should be terminated, or (ii) the Sub-Adviser. This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (2) the termination of the Advisory Agreement. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c) Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Section 3 hereof.

9.	Services Not Exclusive.

Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

12.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the BDC is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

13.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FB FRANKLIN ADVISOR, LLC

By:
Name:
Title:

GSO DEBT FUNDS MANAGEMENT, LLC

By:
Name:
Title:

EXHIBIT A

Advisory Agreement